Exhibit 10.2

May 19, 2008

Goodman Company Ltd.
108 Fujigaoka
Meito-Ku
Nagoya, 465, Japan

Re:           Distribution Agreements

Dear Mr. Yamamoto:

Volcano Corporation (“Volcano”) and Goodman Company Ltd. (“Goodman”) hereby mutually terminate the Exclusive Distribution Agreement dated September 27, 2004 between Goodman and Volcano Therapeutics (now known as Volcano Corporation) (“Distribution Agreement”).  Volcano and Goodman further agree that all outstanding Orders (as defined in the Distribution Agreement) are terminated in accordance with Section 12.1 of the Distribution Agreement (the “Cancelled Orders”).  Volcano and Goodman also hereby mutually terminate the oral agreement between Volcano or its affiliates and Goodman relating to the distribution of Volcano functional measurement products originally distributed by Goodman under the expired International Distributor Agreement dated September 17, 1994 between Cardiometrics, Inc. and Goodman and Kaneko Enterprise, Inc. as amended by the letter agreement dated November 9, 1994 (the “Expired Distribution Agreement”).    Finally, Volcano and Goodman hereby mutually terminate any other oral agreements between Volcano and Goodman relating to the distribution of any other Volcano products in Japan.

From and after the date of this letter, Volcano is willing to continue to do business with Goodman solely on a non-exclusive basis and solely through written purchase orders submitted to Volcano at least 90 days prior to the first day of the requested month of delivery and that are accepted in writing by Volcano in its sole discretion.  Volcano has determined that it will no longer extend credit to Goodman.  Therefore, each purchase order submitted by Goodman must be in the form of the purchase order attached hereto as Attachment 1 and specify the quantity of each Volcano product ordered, the applicable purchase price and shipping instructions.  Each purchase order  must be accompanied by payment in full of the entire invoice for such purchase order (including applicable taxes and shipping charges) if Volcano determines in its sole discretion that prepayment is acceptable.  As an alternative to payment in full with each purchase order, Goodman may submit an irrevocable letter of credit, in an amount equal to the entire invoice for such purchase order issued by a bank that is acceptable to Volcano in its sole discretion and with such terms and conditions as are acceptable to Volcano in its sole discretion (“Letter of Credit”). Each of Goodman’s purchase orders shall be subject to Volcano’s acceptance, which acceptance can be withheld by Volcano in its sole discretion.  Volcano shall have no liability to Goodman with respect to any purchase orders that are rejected for any reason.    Any purchase order submitted by Goodman that is accepted by Volcano in its sole discretion shall be binding upon the parties and may not be modified, rescinded or cancelled by either party without the agreement of the other party.  If Goodman provides payment in full of the invoice price for the Cancelled Orders and confirms that Cancelled Orders as new purchase orders, then Volcano will determine whether to accept the Cancelled Orders as new purchase orders and whether to waive the 90 day advance notice requirement for the resubmitted orders and ship the products.  Volcano shall not be obligated to accept any of the resubmitted Cancelled Orders.

Volcano shall be free to sell, market and distribute any of its products in Japan, either directly or through one or more third parties, including Volcano affiliates.   All product sales shall be subject to the terms and conditions of the Volcano purchase order form and this letter and Volcano hereby rejects any terms and conditions submitted by Goodman that attempt to modify or supplement any of the terms and conditions of the purchase order or this letter.

Volcano will not ship any products to Goodman unless Goodman pays the full invoice for the shipment of products to Goodman made in May 2008 (US $891,182) and pays to Volcano its other outstanding invoices when due, with $2 million in such payments scheduled for May 2008 and $1.5 million in June 2008.  Volcano reserves the right to cancel any accepted purchase orders and/or withhold shipment of products if Goodman fails to make any of these payments when due.

Goodman agrees that it will terminate all sub-distribution agreements or other agreements between Goodman and Fukuda Denshi Co., Ltd, (“Fukuda”) relating to the distribution of Volcano products in Japan. Volcano will notify Fukuda that Volcano and Goodman have terminated the Distribution Agreement.

Pursuant to Section 6.7 of the Distribution Agreement, Goodman agrees that it will transfer to Volcano Japan Co., Ltd (“Volcano Japan”) all marketing authorization and other regulatory approvals (shonins) for Volcano Products that are held by Goodman or its affiliates as set forth on Schedule 2 hereto (the “Shonins”) and complete the transfer by no later than June 30, 2008 (the “Shonin Transfer”), except that if any Shonins that have been issued for less than one year cannot be transferred until a later date, then the transfer of such Shonins shall be completed on the earliest date on which such Shonins can be transferred.  Volcano’s willingness to continue to accept purchase orders and do business with Goodman is conditioned upon Goodman complying with the following:    (a) Goodman will execute and deliver to Volcano the form of transfer and notice of transfer required under applicable law (including the Japanese Pharmaceutical Affairs Law and Standards for the Manufacturing Control and Quality Control of Medical Devices) to transfer to Volcano Japan the Shonins together with a declaration letter to Japan’s Ministry of Health, Labour and Welfare by no later than May 30, 2008; (b) Goodman will deliver the original Shonin documentation to Volcano Japan’s designated representative; (c) Goodman will cause Fukuda to notify every customer in Japan of the Shonin Transfer as required under applicable law; and (d) when required by law, Goodman will over-label existing labels on Volcano products in Goodman or Fukuda’s inventory and any other Volcano products sold by Goodman or Fukuda after the date the Shonin Transfer as well as all IVG/s-5 consoles in the field in Japan with Volcano Japan labels supplied by Volcano.  Until the completion of the Shonin Transfer, Goodman will continue to comply with the Quality Agreement executed in December 2005 between Goodman and Volcano, which is not being terminated as of the date of this Agreement and, as the Marketing Authorization Holder, Goodman will continue to inspect every shipment of Volcano disposables and other Volcano products and take all other actions required to be taken by the Marketing Authorization Holder under applicable law until the Shonin Transfer is completed.

Please acknowledge that Goodman agrees to the terms and conditions outlined in this letter by signing the acknowledgement below.

Sincerely,

VOLCANO CORPORATION

By:           /s/ Scott Huennekens
Scott Huennekens
President & CEO

Acknowledged and agreed:

Goodman Company Ltd.

By:           /s/ Akira Yamamoto
Akira Yamamoto
President

Schedule 2

Product	Authorization Number	Year of Original Approval	Memo	Medical Device Classification
FLOMAP Doppler Guide System	20400BZY00392000	1992	FloMap	III
Flowire	20400BZY00650000	24 JUNE 1992	12.24.1992 partially Modify FloWire/SmartWire	IV
WaveWire	21000BZY00121000	1998	WaveWire	IV
WAVEMAP Pressure Guide Wire System	21000BZY00122000	1998	4.21.2003 Partially Modify WaveMap	II
SMARTMAP Pressure Guide Wire System	21500BZY00077000	3 MARCH 2003	SmartMap	II
SmartWire	21500BZY00095000	3 MARCH 2003	12.17.2003 Partially Modify 5.28.2004 Partially Modify SmartWire	IV
COMBOMAP Pressure Flow System	21700BZY00109000	28 FEB 2005	ComboMap	III
ComboWire	21800BZY10131000	30 MARCH 2006	ComboWire	IV
Revolution	21900BZX00682000	26 JULY 2007	None	IV
In Vision Gold with Spin Vision	21900BZX00683000	26 JULY 2007	None	III